RJR NABISCO                                  News Release


CONTACT: Carol Makovich
         (212) 258-5785


NEW YORK, NEW YORK -- December 19, 1995 -- RJR Nabisco Holdings Corp. said today that the Company's president and chief executive officer, Steven F. Goldstone, is sending the following letter to its shareholders:

         Dear Fellow Shareholder:

               As you may know, I was recently elected chief executive officer of RJR Nabisco by your board of directors. I come to my new position with enthusiasm and excitement about RJR Nabisco and its future. I'm writing to you now, early on in my tenure as your CEO, to brief you on our company, its prospects and other key issues facing RJR Nabisco

               My top priority as chief executive is simple: to increase the value of RJR Nabisco shares for the benefit of all shareholders.
         The work our company has done over the past few years, to pay down billions of dollars in debt left over from the 1989 leveraged buy-out, has gotten us to the point where we can begin to deliver solid performance for shareholders. We've finally reached the stage where we can truly focus on what needs to be done to improve share price.

               Our businesses are fundamental to RJR Nabisco's platform for building earnings and shareholder value. We are entering 1996 with a stable domestic tobacco share position, renewed international tobacco strength and a food business poised to perform. These vital businesses should blossom again in 1996, particularly in the second half. Our strong business prospects mean that RJR Nabisco will have growing cash-flow resources which we can use to improve shareholder wealth.

               An important strategic priority of mine is the completion of a tax-free distribution of Nabisco shares to our shareholders.
         Our board has taken the steps necessary to position Nabisco for such a distribution and we know that many of our shareholders would like to see us move forward. Our board and management will accomplish this transaction when it is in the best interests of shareholders and when it can be successfully completed.

               The central issue regarding a spin-off of Nabisco is timing. In our view, with tobacco litigation at an unprecedented high level and with several untested lawsuits still unresolved, an immediate spin-off may be unsuccessful and may jeopardize our ability to complete a spin-off in the future.

               If the litigation environment improves as we expect it will, we believe a more likely time to consider a spin-off would be later in 1997 or 1998. If we though a spin-off was likely to be successfully accomplished now and would meet our commitments regarding the investment grade ratings of our companies, we'd do it. I can't be any more plain-spoken than that.

               Many independent security analysts on Wall Street who have written on this subject agree with our views. Just last week, I received a research report from Smith Barney's analyst, Martin Feldman, who said that, "...pressure for a quick Nabisco spin-off is bad news in our view...We strongly support the RN board's view that to enhance shareholder value, the NA disposal should be timed to minimize the possibility of fraudulent conveyance accusations and/or a downgrade of RN's corporate debt rating."

               As your new CEO, I am committed to doing what's necessary to increase the market value of your stock. I will be communicating with you in the coming months regarding our progress in pursuit of enhanced shareholder value and other issues which will be coming before you during that time. I want to thank you for your support of this company and its management in the past and I'd like to take this opportunity to convey my best wishes to you during this holiday season and for the new year.

                                 Sincerely,

                                 Steven f. Goldstone
                                 President and Chief Executive Officer


CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting revocations of consents to the proposals of Brooke Group, Ltd. The following individuals may be deemed to be participants in the solicitation of revocations of consents by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John
L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray J. Groves; Charles M. Harper; James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; and Huntley R. Whitacre. As of December 6, 1995, Mr. Chain is the beneficial owner of 8,393 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,393 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 6,846 shares of the company's common stock; Mr. Goldstone is the beneficial owner of 16,529 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,308 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,000 shares of the common stock; Mr. Harper is the beneficial owner of 524,882 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,381 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,259 shares of the company's common stock; Mr. Roath is the beneficial owner of 44,205 shares of the company's common stock; Mr. Ridgway is the beneficial owner of 6,393 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 27,891 shares of the company's common stock.